Exhibit 99.1

NEWS RELEASE for November 17, 2016 at 11:00 AM ET

GENTHERM ANNOUNCES RETIREMENT OF CHAIRMAN OSCAR B. MARX, III

NORTHVILLE, MI (November 17, 2016) . . . Gentherm Incorporated (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, announced today that Chairman of the Board, Oscar B. Marx, III, has informed the Company’s Board of Directors of his intention to retire from the Board at the end of his current term, on the date of the 2017 annual meeting of shareholders which is expected to be held in May 2017.

Mr. Marx has served as Chairman since 1999 and held the position of Interim Chief Executive Officer from October 2001 to March 2003.  “The positive impact Bud Marx has had on Gentherm cannot be overstated,” said Daniel R. Coker, President and Chief Executive Officer.  “Under Bud’s leadership, Gentherm has grown from essentially a start-up to a multi-national organization of more than 11,000 employees and almost $1 billion in revenue.  Bud’s ability to inspire others and his tireless work as the leader of our organization will be missed.”

The Board of Directors unanimously agreed to appoint Francois Castaing as the new Chairman of the Board effective as of the 2017 annual meeting of shareholders, subject to Mr. Castaing’s reelection.

"It has been my privilege to lead Gentherm for 17 years," Marx said. "I am extremely proud of what we have accomplished and I am very confident that the Board under Francois’ leadership will continue to guide Gentherm to achievement of our strategic objectives.  Gentherm is well-positioned for the future, and now is a good time for an orderly transition to take the company to the next level.   I will continue to follow its progress with great interest and enthusiasm as a major shareholder.  Gentherm has been part of my family and always will be.”

About Gentherm
Gentherm is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications.  Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices.  Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications.  The Company's advanced technology team is developing more efficient materials for thermoelectrics and new systems for waste heat recovery and electrical power generation.  Gentherm has more than 11,000 employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam.  For more information, go to www.gentherm.com.